MANHEIM AUTOMOTIVE FINANCIAL SERVICES, INC. SECURITY AGREEMENT
(INVENTORY FINANCE AND BRIDGE LINE OF CREDIT)

This Agreement is dated and entered into as of the date listed below between Manheim Automotive Financial Services, Inc (more specifically defined in Section 1 below as “Lender”) and the undersigned borrower (“Borrower”)

A	WHEREAS, Borrower wishes to purchase motor vehicles either through various automotive auctions, wholesale motor vehicle dealers or directly from motor vehicle dealers from time to time, and

B	WHEREAS, Borrower requests and Lender agrees to finance the acquisition of such Vehicles for Borrower under two types of financing pursuant to this Agreement

(I)	regular inventory financing, and/or
(II)	a bridge line of credit (e.g. Manheim Plus) to facilitate the purchase of a Vehicle to be repaid within seven (7) to twenty-one (21) days, and/or
(III)	any other extension of short-term credit, including without limitation final sales or payment by personal checks or drafts

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows

1	Definitions.

When used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” shall mean any amount actually disbursed by Lender by cash, check, draft, or otherwise.

“Advance/ Fee Schedule” shall mean the schedule to this Agreement which indicates (i) the maximum amount of advance which may be outstanding under the Inventory Finance Loan and Bridge Line of Credit and (ii) amount of fees applicable to each Advance.

“Agreement Date” shall mean the date on which this Agreement is executed.

“Applicable Percentage” shall have the meaning set forth in the Promissory Note.

“Average Daily Outstanding Balance” shall mean the total of the outstanding balances of the Advances with respect to a Loan for all days in the Billing Period divided by the number of days in the Billing Period.

“Borrower” shall have the meaning set forth in the introduction to this Agreement .

“Bridge Line of Credit” shall have the meaning set forth in Section 2(b).

“Business Day” shall mean a day other than Saturdays, Sundays, bank holidays or other days on which the principal office of Lender is not open for business.

“Collateral” shall have the meaning set forth in Section 5.

“Environmental Laws” shall mean all federal, state and local laws, regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, or promulgated, approved or otherwise relating to pollution or protection of the environment.

“Event of Default” shall mean any of the events specified in Section 14 of this Agreement.

“Guarantors” shall mean those Persons who have executed and delivered Guaranties.

“Guaranties” shall mean the guarantees of payment and performance of all or some of Borrower’s indebtedness under the Loans, executed and delivered by the Guarantors.

“Index Rate” shall mean the base rate which is quoted as the “Prime Rate” in the column entitled “Money Rates” published in The Wall Street Journal (in the event no such rate is published in The Wall Street Journal on such date, the Index Rate shall be the “Prime Rate” shown in such column for the most recent Business Day preceding the last Business Day of such month on which such rate was published) or, in the event The Wall Street Journal does not quote a “Prime Rate”, the rate quoted as the “Prime Rate” in a publication as Lender may, from time to time, hereafter designate in writing.

“Interest Rate” shall mean the Index Rate plus the Applicable Percentage.

“Inventory Finance Loan” shall have the meaning set forth in Section 2(a).

“Lender” shall have the meaning set forth in the introduction to this Agreement as well as including all of the direct and indirect operating subsidiaries of Manheim Auctions, Inc, for all of whom it is hereby acknowledged Manheim Automotive Financial Services, Inc acts as agent in signing this Agreement, to the extent of obligations owed or to be owed by Borrower to any of them, now or hereafter.

“Loans” shall mean, collectively, the Inventory Finance Loan and Bridge Line of Credit.

“Maturity Date” shall mean the date upon which an Advance is due as determined by the Lender, including, pursuant to any other Agreement between Lender and Borrower, provided however if no such date is specified by Lender then the advance shall be deemed due upon demand of Lender.

“Original Term” shall mean the period from the Agreement Date to the first anniversary of the Agreement Date.

“Person” shall mean any individual, sole proprietorship, partnership, corporation/LLP/LLC or resident or general partnership (whether or not for profit), joint venture, association, estate, trust, or unincorporated organization, (whether foreign territorial, national, federal, state, commonwealth, parish, county, city, municipal, local or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof) Unless the context otherwise requires, “Person” shall not include Lender.

“Promissory Note” shall have the meaning set forth in Section 2(a).

“Uniform Commercial Code” refers to the Uniform Commercial Code as enacted in the state where the Collateral is located and the version in effect as of the Agreement Date.

“Vehicle(s)” shall mean any motor vehicle of any kind.

All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code.

2	Loan Terms

Lender agrees to make the following Loans to Borrower during the term of this Agreement and so long as there has not occurred an Event of Default in a total aggregate principal amount not to exceed the amount set forth on the Advance /Fee Schedule for all such Loans, and Borrower promises to repay such Loans on the following terms and conditions.

(a)  Inventory Finance Loan Each Advance, from time to time as necessary on or after the Agreement Date, for the purchase of a vehicle as evidenced by a promissory note substantially in the form of Exhibit A (the “Promissory Note”) shall be payable in full on the earliest of:

(I)	forty-eight (48) hours from the time of the Vehicle sale or within twenty-four (24) hours from the time Borrower receives payment by or on behalf of the purchaser of such Vehicle, or

(II)	the Maturity Date for such Advance, or

(III)	the termination of this Agreement.

In addition, payments of principal may be required from time to time pursuant to the Lender’s curtailment program. The maximum amount of Advances outstanding at any one time under the Inventory Finance Loan shall not exceed the amount set forth on the Promissory Note. The proceeds of the Inventory Finance Loan may only be used to purchase Vehicles to be held as inventory of the Borrower.

(b) Bridge Line of Credit Each Advance, from time to time as necessary on or after the Agreement Date, to finance a Vehicle payable within seven (7) to twenty-one (21) days from the date of the Advance as evidenced by a written approval from the Lender. The maximum amount of Advances outstanding at any one time under the Bridge Line of Credit shall not exceed the amount set forth on the Advance/Fee Schedule. The proceeds of the Bridge Line of Credit may only be used to purchase Vehicles through automotive auctions.

(c) Payments received from Manufacturers or Distributors At the request of the Lender, in the event that Borrower receives any payments from holdback reserves, manufacturer rebates, incentive payments or any other form of payment from a manufacturer or a distributor, such payments shall be immediately forwarded to Lender and Lender shall apply such sums to the outstanding principal balance with respect to the applicable Loans.

(d) Time of Payments Payments on the Loans received by Lender in good faith no later than 1:00 PM in the time zone where Lender is located, shall be credited to the Average Daily Outstanding Balance within one (1) Business Day after the date of Lender’s receipt of such payments or within one (1) Business Day after the date the Lender’s bank records a wire transfer of such payment.

(e) Restrictions Loans shall not be used to finance trade-ins, salvage units, wrecked units, personal watercraft, Canadian imports, gray market cars, motorcycles, trailers, kit cars, snowmobiles, wreckers, ATVs, limousines, RVs, buses, vehicles over 1 ton, boats, collector cars, electric cars, golf carts or “drivers”/demos (other than in connection with a Dealer Demo Agreement between Lender and Borrower) Vehicles financed by Lender are not to be used for Borrower’s personal use unless otherwise agreed between Lender and Borrower pursuant to a Dealer Demo Agreement. Fifty thousand dollars ($50,000) is the maximum Advance for any single unit. Lender will not finance Vehicles intended for export. Any Attempt by Borrower to finance any vehicle prohibited in this section is a default under this Agreement.

3	Interest/Fees

(a)  Rates of Interest The Average Daily Outstanding Balance of the Inventory Finance Loan shall bear interest until paid in full at a per annum rate equal to the Interest Rate.

(b)  Index Rate The Index Rate shall initially be determined by Lender as of the Business Day preceding the Agreement Date, and shall remain in effect for the remainder of such calendar month in which the Agreement Date occurs, thereafter, the Index Rate shall be determined by Lender on the last Business Day of each month and the Interest Rate on said date shall be based on the Index Rate used in calculating the rates which are payable for the following month or as announced by Lender from time to time. Interest shall be calculated on the basis of a 360-day year for actual days elapsed.

(c)  Default Rate of Interest Any Advance which is in default hereunder shall bear interest at a rate equal to the Interest Rate plus three percent (3%) until such Advance is paid in full.

(d)  Interest Accrual on Advances Interest on each Advance made under the Inventory Finance Loan, shall begin to accrue on the date of Lender’s Advance for such Vehicle.

(e) Administration Fees In addition to interest on each Advance under the Inventory Finance Loan, the Borrower shall pay, at the time the Vehicle is sold, an administration fee in the amount set forth on the Advance/Fee Schedule.

(f) Bridge Line of Credit Fees In lieu of the payment of interest, for each Advance under the Bridge Line of Credit, the Borrower shall pay within seven (7) days to twenty-one (21) days after the date of the Advance, as applicable, a Bridge Line of Credit fee in the amount set forth on the Advance/Fee Schedule.

(g)  Late Fees In addition to interest, Lender may charge a late fee, to be determined by Lender in its sole discretion, on any Advance not paid in accordance with Section 2.

4.	Term

The term of this Agreement shall commence on the Agreement date and shall continue for one (1) year thereafter. After the initial term, the Agreement shall be automatically renewed for one (1) year and from year-to-year thereafter unless terminated by either party notifying the other in writing no later than ninety (90) days prior to any anniversary of this Agreement. This Agreement may be terminated at any time by Lender and, if Borrower is not in default, by Borrower; by either party providing the other party ninety (90) days prior written notice.

5.	Collateral

For the purpose of securing any indebtedness under this Agreement, any other indebtedness of Borrower to Lender, or any indebtedness whatsoever of anyone who has guaranteed Borrower’s indebtedness to Lender, Borrower hereby grants Lender a security interest in all Vehicle inventory, parts and accessories inventory, equipment, fixtures, accounts, holdback reserves, manufacturer rebates and incentive payments, accounts, payment intangibles, instruments, securities and security accounts, and general intangibles of the Borrower now owned and hereafter acquired, wherever located, all accessions to, substitutions for and all replacements of any of the foregoing, all chattel, paper, documents, instruments, monies, residues and property of any kind related to any of the foregoing, all books and records of Borrower related to any of the foregoing, including without limitation, computer programs, print-outs, and other computer hardware and software materials and records pertaining to any of the foregoing, together with all proceeds and products of the foregoing, including, without limitation, proceeds of insurance policies issuing any of the foregoing (“Collateral”).

The security interest granted in this Agreement is in addition to and not in substitution of any right of offset or netting which Lender may have against Borrower pursuant to any contract or under applicable law. Borrower agrees to execute such supplemental documents or financing statements as Lender may require to evidence or perfect the security interest granted in this Agreement. Lender may obtain and retain the certificate of title in its possession until any Vehicle is sold by Borrower and Borrower’s obligation is paid in full.

Lender shall have the right to inspect the Vehicles and other Collateral and Borrower’s books and records at any time and without advance notice. Borrower agrees to retain and preserve its books and records at its principal place of business for a period of three (3) years from the date of final billing under this Agreement.

6.	Use and Protection of Collateral

(a)  Borrower may exhibit and sell Vehicles and may use and sell other Collateral in the ordinary course of business solely at the address listed below, (b) Borrower shall protect and secure such Vehicles and other Collateral, (c) Borrower shall maintain and Preserve the Vehicles and other physical assets in good order and condition and shall not impair the value of such Vehicles or physical assets, (d) Borrower will keep the Vehicles and other Collateral free of taxes, liens or encumbrances, and any sums which may be paid by Lender, in its discretion, in release or discharge thereof shall be paid by Borrower to Lender upon demand, and (e) Vehicles and other Collateral shall not be used illegally, improperly or for hire.

7.	Insurance

Borrower is responsible for insurance covering the Vehicles and other Collateral against all risks, (including without limitation, business interruption insurance) of such types and in such amounts as Lender may reasonably require and will provide to the Lender copies of insurance policies and certificates properly endorsed to show Lender’s interest as loss payee and additional insured. Such endorsement shall provide that the insurance companies will give Lender at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower or any other Person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Lender. Proceeds payable to Lender under any such policies shall be applied to the indebtedness due Lender under this Agreement on such basis as Lender shall determine.

In the event Borrower, at any time or times hereafter, shall fail to obtain or maintain any of the policies of insurance required in this Agreement or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation or default by Borrower under this Agreement, may (but shall be under no obligation to do so) at any time or times thereafter obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Lender deems advisable. All sums so disbursed by Lender, including without limitation, attorneys’ and paralegals’ fees, court costs, expenses and other charges relating thereto, shall be payable, on demand, by Borrower to Lender and shall be additional indebtedness due Lender under this Agreement and be secured by the Collateral.

8.	Borrower’s Financial Condition

Borrower represents that it now has and covenants that it will have at the time of any Advance through the date of repayment of the applicable Loan (a) reasonably adequate cash and equity capital to conduct its business and pay its debts as they mature, (b) capital and other financial resources reasonably adequate to engage in the business in which it is engaged or in any business or transaction in which it is about to engage, (c) the ability to pay its debts and all debts it intends to incur as they mature, and (d) ownership of property unencumbered and not hypothecated in any fashion to the benefit of a third party, having a value, at a fair valuation, greater than the sum of its debts. Borrower further warrants that it has not incurred and will not incur any other indebtedness, and that no other lender has or will acquire a perfected security interest in any of the Collateral, other than as disclosed on its loan application.

9.	Borrower’s Financial Statements

(a) As soon as possible, but not later than six (6) months after the close of each fiscal year of Borrower, Borrower agrees to provide Lender with the audited financial statements of Borrower as certified by the Borrower’s independent certified public accountant, or in lieu of audited financial statements, certified copies of the Borrower’s federal income tax returns from previous calendar year,

(b) As soon as possible, but not later than thirty (30) days after the end of each month hereafter, Borrower’s unaudited interim financial statements, including balance sheets and statements of income and expense as at the month-end and for the portion of Borrower’s fiscal year then elapsed, as prepared in accordance with generally accepted accounting principles and fairly presenting the financial position at such date and results of operations of Borrower for such period, and

(c)  Borrower certifies that each monthly financial statement and each audited annual financial statement shall be complete, accurate and current in all respects.

10.	Other Agreements of Borrower

Borrower represents and warrants that he has correctly set out at the bottom of this Agreement its legal name, state of incorporation/LLP/LLC or resident or general partnership/formation, address of its chief executive office and all locations at which Collatera1 will be kept. Without Lender’s prior written consent, which Lender may or may not, in its sole discretion, give concurrently herewith or hereafter, Borrower agrees that it shall not:

(a)  Make any distributions of its property or assets, except distributions of earnings or payments of principal and interest to service indebtedness in the ordinary course including shareholders 1oans, or sell, issue, or redeem, retire, purchase or otherwise acquire, directly or indirectly any of its stock,

(b)  Make any material change in its capital structure, or make any material change in any of its business objectives, purposes and operations, nor

(c) Make any loans or other advances of money or any loans or advances of inventory or other property, to any Person, including, without limitation, any officer, director; stockholder, employee, or affiliate of Borrower, other than (1) advances against commissions, and other similar advances to employees in the ordinary course of business, and (2) loans not exceeding an aggregate of ten percent (10%) of the outstanding balance of the Loan at any time, nor

(d) Incur additional indebtedness or grant a security interest in the Collateral to other lenders beyond that set forth in Borrower’s loan application.

The individual signing below on behalf of Borrower expressly authorizes Lender to obtain his or her consumer credit report for purposes of evaluating extensions of credit to Burrower, and expressly ratifies any such prior obtained report.

11.	Environmental Matters

(a) Borrower represents that it is currently in compliance, and covenants and agrees that it shall continue to manage and operate its business in compliance, with all Environmental Laws.

(b) Borrower shall send to Lender within five (5) days of receipt; any citation, notice of violation or other notice of potential liability from any governmental or quasi-governmental authority empowered to regulate or oversee any of the foregoing activities.

(c) Borrower agrees to indemnify, defend with counsel reasonably acceptable to Lender, at Borrower’s sole cost, and hold Lender harmless against any claim, response or other costs, damages, liability or demand (including without limitation, attorneys’ fees and costs incurred by Lender) arising out of any claimed violation of Borrower or Borrower’s agents of any of the foregoing laws, regulations or ordinances or breach of any of the foregoing covenants or agreements. The foregoing indemnity shall survive repayment of all indebtedness due Lender under this Agreement.

12.	Conditions Precedent

Lender shall have no obligation to make the Loans on the Agreement Date unless and until the following conditions have been satisfied, all in form and substance satisfactory to Lender and its counsel.

(a) No Proceedings No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement, or the consummation of the transactions contemplated hereby or thereby, or which, in Lender’s sole discretion would make it inadvisable to consummate the transactions contemplated by this Agreement,

(b)  No Material Adverse Change There shall not have occurred any material adverse change in the financial condition, results of operations, businesses or prospects of the Borrower, or any event; condition or state of facts which could materially adversely affect the financial condition, results of operations, businesses or prospects of the Borrower, as determined by Lender in its sole discretion, and

(c)  Loan Documentation Lender shall have received, on or prior to the Agreement Date, the following documents, each duly executed and delivered to Lender, and each to be in form and substance satisfactory to Lender and its counsel:

(1)
copies of all filing receipts or acknowledgments issued by any governmental authority to evidence any filing or recordation necessary to perfect the security interests of Lender in the Collateral and evidence in a form acceptable to Lender that such security interests constitute valid and perfected first priority interests in the Collateral,

(2)
certified copies of Borrower’s casualty and liability insurance policies, together with loss payable and additional insured endorsements to the casualty insurance policies, as required under Section 7,

(3)	the Promissory Note, executed and delivered to Lender,

(4)	Articles of Incorporation/LLP/LLC or resident or general partnership and Bylaws from the Borrower (or proof of state of residency if an individual),

(5)	Certified resolutions from Borrower’s Board of Directors authorizing execution of this Agreement, the Promissory Note and related documents,

(6)
An opinion from Borrower’s counsel in form and substance satisfactory to Lender which opines on The Borrower’s ability to execute the documents required by this Agreement and perform its obligations thereunder,

(7)	an incumbency certificate from the Borrower’s Secretary in form and substance satisfactory to the Lender,

(8)	Power of Attorney in form and substance satisfactory to the Lender,

(9)	an intercreditor agreement in form and substance satisfactory to the Lender,

(10)	good standing certificates from each state where the Borrower is incorporated,

(11)	written instructions from Borrower to Lender as to the disbursement to any Person of the proceeds of the Loan,

(12)	the name and address of any other creditor with a lien on the Collateral together with copies of the loan documents executed with said creditor,

(13)	appropriate financing statements and other documents as necessary to perfect or maintain Lender’s security interest in the Collateral, and

(14)	such other documents, instruments and agreements as Lender shall reasonably request.

To the extent that Lender has not received any of the foregoing on closing date, Lender has done so in reliance on Borrower’s agreement and obligation to provide the same within thirty (30) days of closing.

13.	Termination or Suspension of Financing

Lender may terminate or suspend financing under this Agreement as follows:

(a) Upon the occurrence of an Event of Default as defined in Section 14 of this Agreement or in any other Agreement with, or guaranty to lender, or

(b) If Lender in its sole discretion, elects to terminate the program provided, however, that Lender shall give Borrower ninety (90) days’ prior written notice of such termination, or

(c) If Lender in its judgment believes that future financing of Vehicles for Borrower is not justified due to changes in Borrower’s financial condition or any other material change in the Borrower’s business

All debts, obligations and remedies existent at the tune of any suspension or termination shall continue in effect until the indebtedness of Borrower under this Agreement is paid in full.

14.	Event of Default

An “Event of Default” shall include the following (a) a default by Borrower in the payment or performance of any obligation or agreement under this Agreement or any other agreement with, or guaranty to, Lender, including, without limitation, any MAFS Floor-Plan Guidelines or MAFS Dealer Demo Program Agreement executed by Borrower, (b) any representation or warranty, whether made in or pursuant to this Agreement or any other obligation or debt to Lender, which is found to be untrue in any material respect, (c) the institution of a proceeding in bankruptcy, receivership or insolvency by or against Borrower or its property or by or against any Guarantor, (d) an assignment by Borrower or any Guarantor for the benefit of creditors, (e) a default by any Guarantor in the payment or performance of any obligation under a Guaranty, (f) the death or incompetence of any Guarantor, (g) the termination of any Guaranty, or (h) if Lender shall deem itself insecure. Time is of the essence in the performance of all obligations of Borrower.

15.	Offset

As additional security for payment and performance of all indebtedness due Lender under this Agreement and any other agreement with Lender Borrower hereby gives Lender a lien on and Lender shall also have right of offset against all of Borrower’s deposits, credits, sums owing, Vehicles and any other property now or hereafter in the possession or control of Lender or in transit to Lender. Lender may at any time apply any or all of the property (or the proceeds thereof) to any amounts due under said indebtedness. Borrower expressly waives any requirement of maturity or mutuality among the various entities comprising “Lender”.

16.	Rights and Remedies upon Default

Upon the occurrence of an Event of Default as set forth in Section 14 or if Vehicles and other Collateral are in danger of misuse, loss, seizure or confiscation, Lender may, in its discretion, accelerate the entire outstanding amount due from Borrower under this Agreement and may take immediate possession of Vehicles and other Collateral without demand or further notice and without legal process. In furtherance thereof Borrower shall, if Lender so requests, assemble Vehicles and other Collateral and make them available to Lender at a reasonable place designated by Lender. Lender shall have the right, and Borrower hereby authorizes and empowers Lender to enter upon the premises wherever Vehicles and other Collateral may be and remove same. Borrower shall pay all expenses and reimburse Lender for any expenditures, including reasonable attorneys’ fees end legal expenses, in connection with Lender’s exercise of any of its rights and remedies under this Agreement. In the event of such repossession by Lender, in addition to the rights specified in this Agreement, all the rights and remedies afforded by applicable law shall apply. Lender shall have the right to present for payment immediately any payment instrument from Borrower, notwithstanding any other agreement

17.	Indemnity

Borrower agrees to indemnify Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, attorneys’ fees and court costs incurred by Lender) which may be imposed on, incurred by, or asserted against Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, whether or not Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of Lender.

18.	Successors and Assigns

This Agreement shall be binding upon the parties’ successors and assigns, provided, however, that Borrower shall have no right of assignment without the prior written consent of Lender.

19.	Savings Clause

Any provision in this Agreement prohibited by law shall be ineffective to the extent of such prohibitions without invalidating the remaining provisions in this Agreement.

20.	Power of Attorney

(a) Upon the occurrence of an Event of Default, Borrower irrevocably appoints Lender as Borrower’s lawful attorney and Lender may, without notice to Borrower, in Borrower’s or Lender’s name(s):

(1)	endorse the name of Borrower upon any items of payment or proceeds of Collateral and deposit the same to the account of Lender on account of the indebtedness due under this Agreement,

(2)	endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Collateral, and

(3)	use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which Borrower has access.

(b) At all times under this Agreement, with or without the occurrence of an Event of Default, Borrower irrevocably appoints Lender as Borrower’s lawful attorney and Lender may, without notice to Borrower, in Borrower’s name or Lender’s name, (1) execute such security agreements and related documentation as may be necessary for Borrower to acquire Vehicles or secure these Loans, (2) make, settle and adjust claims under policies of insurance, as are required under Section 7, and to endorse any check, draft, instrument or other item of payment for the Proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance, and (3) endorse the name of Borrower upon any document, instrument, certificate or other evidence of title, state registration documents, trust receipt or related or similar documents as necessary to protect the collateral.

(c) On the date of this Agreement, Borrower agrees to execute and deliver to Lender an additional Power of Attorney in form and substance satisfactory to the Lender.

21.	Applicable Law and Consent to Jurisdiction

This Agreement and the other loan documents and all transactions hereunder and thereunder shall be governed by and construed in accordance with the internal laws of the State of Georgia, where the Lender has its principal place of business, where payment is to be made and where Lender negotiated the terms of and executed this Agreement, without reference to the conflict of laws principles of such State. Jurisdiction for its enforcement shall exist in the courts of Georgia.

22.	Entire Agreement and Amendments

This Agreement, along with the other loan documents executed on or near this date, and any supplemental agreements between the parties executed on or near this date or in the future, including, without limitation, any MAFS Floor-Plan Agreement or MAFS Dealer Demo Program Agreement, constitute the entire agreement of the parties, and supercedes all other promises or representations. Any amendment or modification to this Agreement must be made in writing and must be executed by the Borrower and Lender, provided, however, that this Section 22 may not be amended in any circumstance.

23.	Cumulative Rights

The rights, powers, and remedies of Lender under this Agreement shall be in addition to all rights, powers, and remedies given to Lender by virtue of any statute or rule of law, any agreements, instruments or documents evidencing or securing the Loans or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Lender’s security interest in the Collateral.

Executed this 11th day of OCTOBER 2004.

BORROWER: NORTHEAST AUTO ACCEPTANCE CORP, a NEW YORK corporation/LLP/LLC or resident or general partnership/LLC/LLP/resident

LENDER: Manheim Automotive Financial Services, Inc

By ______________ ß SIGN HERE	By __________________________________

Title _____________	Title DIRECTOR OF OPERATIONS

Address 2174 Hewlett Ave S206
Merrick, NY 11566

State of _________________)
                                                      )
County of _______________)

This instrument was acknowledged before me on ________, 200___by _______________ (identified by driver’s license number _______________ from the State of ____________) for the purposes and in the capacity noted therein as his free and voluntary act

NOTARIZE

PROMISSORY NOTE
$975,000	City, State MERRICK, NEW YORK
Date October 11, 2004

FOR VALUE RECE1VED, the undersigned NORTHEAST AUTO ACCEPTANCE CORP, a NEW YORK corporation/LLP/LLC or resident or general partnership (“Borrower”), promises to pay to Manheim Automotive Financial Services, Inc (“Lender”), or order, at its place of business at 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328, Attention Manager of Operations or at Such other place as may be designated in writing by the holder of this Promissory Note (“Note”), so much of the principal sum of NINE HUNDRED SEVENTY FIVE Thousand Dollars ($975,000), which has been advanced by Lender and remains outstanding pursuant to the terms of a Security Agreement dated as OCTOBER 11, 2004, between Borrower and Lender (the “Security Agreement”), together with interest on the unpaid principal balance advanced hereunder from the date of the Advance until paid, at a fluctuating interest rate per annum equal to the Index Rate (as hereinafter defined), plus an applicable percentage as set forth below and provided, however, that amounts outstanding with respect to the following types of Advances cannot exceed the limits listed below.

		Applicable Percentage Rate

Types of Advances	Amount	Over Index Rate
Advances for Inventory Finance Loan	$975,000	2.00%
The initial Advance, all subsequent Advances and all payments made on account of principal may be reflected on monthly statements if provided by Lender to Borrower. The aggregate unpaid principal amount shown on any monthly statement shall be rebuttable presumptive evidence of the principal amount owing and unpaid on this Note. The failure to record the date and amount of any Advance on such monthly statement or provide such monthly statement, shall not, however limit or otherwise affect the obligations of the Borrower under the Security Agreement or under this Note to repay the principal amount of the Advances together with all interest accruing thereon.

“Index Rate” shall mean the rate quoted as the “Prime Rate” in the column entitled “Money Rates” published in The Wall Street Journal (in the event no such rate is published in The Wall Street Journal on such date, the Index Rate shall be the “Prime Rate” shown in such column for the most recent business day preceding the last business day of such month on which such rate was published) or, in the event The Wall Street Journal does not quote a “Prime Rate”, the rate quoted as the “Prime Rate” in a publication as Lender may, from time to time, hereafter designate in writing. The Index Rate shall initially be determined by Lender as of the Business Day preceding the date of the Security Agreement and shall remain in effect for the remainder of such calendar month in which such date occurs thereafter, the Index Rate shall be determined by Lender on the last Business Day of each month and the Interest Rate based on such Index Rate shall be in effect for the following month. Interest shall be calculated on the basis of a 360-day year for actual days elapsed.

Principal and interest hereunder shall be due and payable by Borrower on the dates and in the manner as follows:

(a)
Subject to any payment changes resulting from changes in the Index Rate, Borrower will pay regular monthly installments of interest only, due as of each payment date, commencing on the fifteenth (15th) day of NOVEMBER 2004 with all subsequent payments to be due on the fifteenth (15th) day of each month thereafter or such other dates as may be specified by the Lender, and

(b)	Any Advance for a Vehicle shall be payable on the earliest of

(I) forty-eight (48) hours from the time of sale or within twenty-four (24) hours from the time Borrower receives payment by or on behalf of the purchaser of such Vehicle, or

(II) the Maturity Date (as defined below) for such Advance, or

(III) the termination of the Security Agreement.

(c)	Payments of principal required from time to time if the Vehicle is subject to the Lender’s curtailment program.

The “Maturity Date” for any Advance shall mean the date upon which an Advance is due as determined by the Lender, provided however if no such date is specified by Lender then the advance shall be deemed due upon demand of Lender. Borrower may prepay at any time all or part of the principal balance under this Note without penalty. All principal and interest, costs and expenses due hereunder are payable in lawful money of the United States of America.

This Note has been executed and delivered pursuant to the Security Agreement. Terms defined in the Security Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Security Agreement. Upon the occurrence of an Event of Default, the entire principal balance outstanding hereunder plus accrued interest shall, at the option of Lender, mature and be immediately due and payable. Any Advance in default shall bear interest at a rate equal to the Interest Rate plus three percent (3%) until paid in full.

The obligations under this Note are secured by the Collateral pledged by the Borrower to the Lender pursuant to the Security Agreement.

Borrower and all others who may become liable for all or any part of this obligation, hereby agree to be jointly and severally bound, and jointly and severally waive and renounce presentment, protest, demand and notice of dishonor and any and all lack of diligence or delays in collection or endorsement hereof, and expressly consent to any extension of time, release of any party liable for this obligation or any guaranty of this obligation, release of any security which may have been or which may hereafter be granted in connection herewith or any guaranty of this obligation, or any other indulgence or forbearance which may be made without notice to said party and without in any way affecting the liability of such party.

Nothing contained herein nor in any transaction related hereto shall be construed or shall so operate either presently or prospectively (a) to require the payment of interest at a rate greater than is now lawful in such case to contract for, but shall require payment of such lawful rate or (b) to require the payment or the doing of any act contrary to law, but if any clause or provision herein contained shall otherwise so operate to invalidate this Note and/or the transaction related hereto, in whole or in part, then such clause(s) and provision(s) only shall be held for naught as though not contained herein and the remainder of this Note shall remain operative and in full force and effect.

If for any reason interest in excess of the amount as limited in the foregoing paragraph shall have been paid hereunder, whether by reason of acceleration or otherwise, then in that event any such excess interest shall constitute and be treated as a payment of principal hereunder and shall operate to reduce such principal by the amount of such excess, or if in excess of the then principal indebtedness, such excess shall be refunded.

The rights and remedies of Lender as provided in this Note or any document securing this Note shall be cumulative and concurrent, and may be pursued singly, successively or together against Borrower, any guarantor of these obligations or any security for the debt evidenced by this Note, at the discretion of Lender.

The Borrower agrees that if, and as often as, this Note is placed in the hands of an attorney for collection, to defend or enforce any of the Lender’s rights hereunder or under any document securing this Note, whether or not litigation is commenced, Borrower shall pay to Lender its reasonable attorneys’ fees, together with all court costs and other expenses which may be incurred or paid by Lender in connection therewith.

Failure to exercise any right or option herein given to Lender shall not constitute a waiver of the right to exercise the same at a later time or upon the occurrence of any subsequent event permitting such exercise.

This agreement shall be governed by the internal laws of the state of the principal place of business of the Borrower.

This Note may not be changed, modified, amended or terminated orally, but may only be changed, modified, amended or terminated by an agreement in writing signed by both Borrower aid Lender, except that this paragraph may not be changed, modified, amended or terminated under any circumstance.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed by its duly authorized officer as of the date first above written.

NORTHEAST AUTO ACCEPTANCE CORP
a NEW YORK Corporation/LLP/LLC or resident or general partnership

BY__________________ ß SIGN HERE
Name SOLKO, WILLLIAM
Title _________________

GUARANTOR ACNOWLEDGEMENT in his individual capacity and as Guarantor of this Promissory Note

______________________________ ß SIGN HERE
SOLKO, WILLIAM

 _____________________________ ß SIGN HERE
SHAW, MICHAEL S